Exhibit 99.3
UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL INFORMATION
     As used in these unaudited pro forma combined condensed financial information, references to “we,” “us,” “our” or “AMS Holdings” refer to American Medical Systems Holdings, Inc., together with its consolidated subsidiaries.
     The following unaudited pro forma combined condensed financial information are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the financial position or results of operations that actually would have been realized had AMS Holdings and Laserscope been a combined company during the specified periods. The unaudited pro forma combined condensed financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with:
•	Our historical financial statements and related notes included in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the year ended December 31, 2005 and for the three months ended April 1, 2006, respectively; and

•	The historical financial statements and related notes of Laserscope included in its Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the year ended December 31, 2005 and for the three months ended March 31, 2006, respectively.
     The aggregate Laserscope purchase price was allocated to the assets acquired and liabilities assumed based on their preliminarily estimated fair values at the date of acquisition. The preliminary estimate of the excess of purchase price over the fair value of net tangible assets acquired was allocated to identifiable intangible assets and goodwill. The following table summarizes the preliminary estimate of fair value of the identifiable tangible and intangible assets and goodwill, net of liabilities assumed, that were acquired as part of the Laserscope acquisition:

(in thousands)	Amount
Developed and core technology	$88,700
Trademarks	40,800
In-process research and development	61,500
Assets held for sale, net of tax	34,800
Tangible assets acquired, net of liabilities assumed	76,818
Deferred tax liability on assets acquired, net of deferred tax assets	(32,654)
Goodwill	474,829

Estimated fair value of identifiable tangible and intangible assets and goodwill to be acquired, net of liabilities assumed	$744,793

     In connection with the acquisition of Laserscope, we recorded developed and core technology intangible assets that have been preliminarily estimated with useful lives of between one and ten years and a weighted average life of 7.5 years. We also recorded trademarks, which are an indefinite life intangible asset and will therefore not be amortized.
     At the time of closing the acquisition, we recorded an in-process research and development (IPR&D) charge preliminarily estimated at $62 million, with no related income tax benefit. The preliminary valuation of IPR&D was based upon an analysis of technologies that have not yet reached technological feasibility and have no future alternative use. The preliminary valuation considered expected future cash flows and was discounted for risks and uncertainties related to completion of products.
     Assets held by Laserscope identifiable with the aesthetics business are recorded at the expected fair value upon divesture, preliminarily estimated at $35 million net of tax, as it is our intention to sell these assets. We estimate that approximately 25% of Laserscope’s revenues are from the aesthetics business. In the event that Laserscope’s aesthetics business is successfully divested, the operations of the ongoing business of Laserscope will be substantially different than the historical operating results that include this business. By contrast, if we do not successfully divest Laserscope’s aesthetics business, we will be required to maintain or wind-down the business. The costs of doing so could be substantial and would adversely affect future operating results through ongoing realization of unanticipated expenses and one-time disposition charges.
     In addition, we recorded a net deferred tax liability preliminarily estimated at $33 million related to the tax impacts of the preliminary purchase price allocation, the most significant of which relates to the book-tax basis differences attributable to the identified intangible assets acquired in the acquisition.
     The tangible assets, net of liabilities assumed of Laserscope at the time of acquisition were recorded at their respective fair values, in accordance with purchase accounting requirements. These are initially estimated to be $77 million. For purposes of the preliminary allocation, we have estimated the fair value of Laserscope’s property, plant and equipment based on an independent appraisal, which included the review of Laserscope’s historical costs and management’s intended future use, resulting in an adjustment to increase the historical carrying value of the assets by approximately $0.1 million. The fair value of the acquired property and equipment will be depreciated over estimated useful lives of three to five years, depending on the asset.
     The goodwill recorded as a result of the Laserscope acquisition is not deductible for income tax purposes. The goodwill recognized represents operating and market synergies that will be realized as a result of the merger and future product opportunities that did not have regulatory approval at the date of acquisition.
     The following unaudited pro forma combined condensed financial statements are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” The pro forma adjustments are based upon preliminary estimates and available information. Final purchase accounting adjustments may differ from the pro forma adjustments presented. The pro forma combined condensed financial statements are based on our historical consolidated financial statements and Laserscope’s historical consolidated financial statements, adjusted to give effect to the acquisition of Laserscope and the issuance of the debt used to finance the acquisition. The unaudited pro forma combined condensed statements of operations for the three months ended April 1, 2006 and the twelve months ended December 31, 2005 give effect to the Laserscope acquisition as if it had occurred on January 2, 2005. The unaudited pro forma combined condensed balance sheet as of April 1, 2006 gives effect to the Laserscope acquisition and the related financing transactions as if these had occurred on April 1, 2006.
     The pro forma adjustments are based on the preliminary information available at the time of preparation of this document. Adjustments to the estimates herein could be significant as the result of our evaluation of Laserscope assets, to be completed within one year after transaction closing. We made pro forma adjustments to the historical consolidated financial statements to give effect to events that are (i) directly attributable to the acquisition, (ii) expected to have a continuing impact on the combined results, and (iii) factually supportable. The pro forma adjustments do not reflect any operating efficiencies or additional costs that may result with respect to the combined business of AMS Holdings and Laserscope, nor do they reflect any potential benefits that might be available to decrease the combined effective tax rate through the use of appropriate tax planning strategies. The unaudited pro forma combined condensed statements of operations exclude the preliminary estimate of $62 million IPR&D charge as it is non-recurring in nature. However, it is reflected as a decrease in the retained earnings on the unaudited pro forma combined condensed balance sheet. Similarly, the unaudited pro forma combined condensed statements of operations exclude the effects of the estimated $3 million write-up in Laserscope inventory on cost of goods sold for the subsequent sale of the inventory because its effects will not continue beyond a year.
     The unaudited pro forma combined condensed financial information should be read in conjunction with the:
•	Accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial Information included herein;

•	Our historical consolidated financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Quarterly Report on Form 10-Q for the three months ended April 1, 2006;

•	Laserscope’s historical consolidated financial statements and notes included in its Annual Report on Form 10-K for the year ended December 31, 2005; and

•	Laserscope’s historical consolidated financial statements and notes as of and for the three month period ended March 31, 2006.
We have made certain pro forma adjustments to the historical book values of the assets and liabilities of Laserscope to reflect certain preliminary estimates of fair values necessary to prepare the unaudited pro forma combined condensed financial statements, with the excess of the purchase price over the historical net assets of Laserscope, as adjusted to reflect estimates of fair value, recorded as goodwill. We have not, however, completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of Laserscope’s assets acquired and liabilities assumed and the related allocations of purchase price, nor have we completed our evaluation of the adjustments necessary, if any, to conform Laserscope data to our accounting policies. Actual results may differ from these unaudited pro forma combined condensed financial statements once we have completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes for Laserscope. There can be no assurance that such finalization will not result in material changes. In accordance with generally accepted accounting principles, we have twelve months from closing of the acquisition to finalize the valuation.

American Medical Systems Holdings, Inc.
Unaudited Pro Forma Combined Condensed Statement of Operations

	AMS Holdings	Laserscope
	Twelve Months Ended
			Pro Forma		Pro Forma
	December 31, 2005	December 31, 2005	Adjustments		Combined
Net sales	$262,591	$127,124	$—		$389,715

Cost of sales	46,111	50,421	280	(3)	96,812

Gross profit	216,480	76,703	(280)		292,903

Operating expenses
Marketing and selling	92,001	29,915	—		121,916
Research and development	20,966	7,858	—		28,824
In-process research and development	9,220	—	—		9,220
General and administrative	21,713	15,099	(420)	(3)	36,392
Amortization of intangibles	7,884		13,388	(1)	21,272

Total operating expenses	151,784	52,872	12,968		217,624

Operating income	64,696	23,831	(13,248)		75,279

Other income (expense)
Royalty income	1,929	—	—		1,929
Interest income	1,246	224	—		1,470
Interest expense	(217)	321	(39,511)	(2)	(39,407)
Other income (expense)	(1,429)	—	—		(1,429)

Total other income (expense)	1,529	545	(39,511)		(37,437)

Income before income taxes	66,225	24,376	(52,759)		37,842

Provision for income taxes	26,950	1,826	(11,936)	(4)	16,840

Net income	$39,275	$22,550	$(40,823)		$21,002

Net income per share
Basic	$0.57	$1.02	$—		$0.30
Diluted	$0.55	$0.98	$—		$0.29

Weighted average common shares used in calculation
Basic	68,926	22,142	—		68,926
Diluted	71,682	22,917	—		71,682
See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information.

American Medical Systems Holdings, Inc.
Unaudited Pro Forma Combined Condensed Statement of Operations

	AMS Holdings	Laserscope
	Three Months Ended
			Pro Forma		Pro Forma
	April 1, 2006	March 31, 2006	Adjustments		Combined
Net sales	$73,624	$32,009	$—		$105,633

Cost of sales	11,730	12,499	70	(3)	24,299

Gross profit	61,894	19,510	(70)		81,334

Operating expenses
Marketing and selling	27,814	7,058	—		34,872
Research and development	7,782	2,949	—		10,731
General and administrative	6,494	4,777	(105)	(3)	11,166
Amortization of intangibles	1,841	—	3,597	(1)	5,438

Total operating expenses	43,931	14,784	3,492		62,207

Operating income	17,963	4,726	(3,562)		19,127

Other income (expense)
Royalty income	453	—	—		453
Interest income	322	144	—		466
Interest expense	(96)	—	(9,267)	(2)	(9,363)
Other income (expense)	(146)	—	—		(146)

Total other income (expense)	533	144	(9,267)		(8,590)

Income before income taxes	18,496	4,870	(12,829)		10,537

Provision for income taxes	7,024	2,079	(4,878)	(4)	4,225

Net income	$11,472	$2,791	$(7,951)		$6,312

Net income per share
Basic	$0.16	$0.13	$—		$0.09
Diluted	$0.16	$0.12	$—		$0.09

Weighted average common shares used in calculation
Basic	69,679	22,327	—		69,679
Diluted	72,040	22,823	—		72,040
See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information.